Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the registration statement of M2i Global, Inc. on Form S-1/A Amendment #1, of our Report of Independent Registered Public Accounting Firm, dated March 14, 2023, on the consolidated balance sheet of M2i Global, Inc. as of November 30, 2022 and the related consolidated statements of operations and changes in stockholders’ (deficit) equity and cash flows for the year then ended.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, UT

October 4, 2024